Exhibit 3.1

The English part of this parallel document in Danish and English is an unofficial translation of the original Danish text. In the event of disputes or misunderstandings arising from the interpretation of the translation, the Danish language shall prevail.

	VEDTÆGTER FOR FORWARD PHARMA A/S CVR-NR. 28865880	ARTICLES OF ASSOCIATION OF FORWARD PHARMA A/S CBR-NO. 28865880

1	NAVN OG FORMÅL	NAME AND OBJECTS

1.1	Selskabets navn er Forward Pharma A/S.	The name of the company is Forward Pharma A/S.

1.2

Selskabets formål er direkte eller indirekte via datterselskaber at drive aktiviteter med udvikling, fremstilling, distribution og salg af lægemidler, og enhver anden relateret virksomhed efter bestyrelsens skøn. Herudover kan selskabet deltage i samarbejder eller indgå i partnerskaber med andre virksomheder inden for sit forretningsområde, herunder udlicensiere rettigheder inden for sit forretningsområde.

The object of the company is, directly or indirectly through subsidiaries, to conduct business within development, manufacturing, distribution and sale of drugs and medicaments, as well as any other related activities at the discretion of the board of directors. Furthermore, the company may, within its line of business, participate in partnerships or co-operate with other businesses, including by licensing out rights within its line of business.

2	AKTIEKAPITAL OG AKTIER	SHARE CAPITAL AND SHARES

2.1	Selskabets aktiekapital udgør nominelt kr. 4.581.376, fordelt i aktier à nominelt kr. 0,10 eller multipla heraf.	The company’s nominal share capital is DKK 4,581,376, divided into shares of DKK 0.10 each or multiples thereof.

2.2	Aktiekapitalen er fuldt indbetalt.	The share capital has been fully paid up.

2.3	Aktierne skal lyde på navn og skal noteres på navn i selskabets ejerbog.	The shares shall be issued in the name of the holder and shall be recorded in the name of the holder in the company’s register of shareholders.

2.4	Ejerbogen føres af Computershare A/S (CVR-nr. 27088899).	The register of shareholders is kept by Computershare A/S (Company Registration (CVR) no. 27088899).

2.5	Aktierne er ikke-omsætningspapirer. Der gælder ingen indskrænkninger i aktiernes omsættelighed.	The shares are non-negotiable instruments. No restrictions shall apply to the transferability of the shares.

2.6	Ingen aktier har særlige rettigheder.	No shares shall carry special rights.

2.7	Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist af selskabet eller andre.	No shareholder shall be under an obligation to have his shares redeemed in whole or in part by the company or by any third party.

2.8	Der udstedes ikke ejerbeviser for aktier i selskabet.	No share certificates are issued for the shares in the company.

3	UDSTEDELSE AF WARRANTS OG FORHØJELSE AF AKTIEKAPITALEN	ISSUE OF WARRANTS AND INCREASE OF THE SHARE CAPITAL

	Warrants til medarbejdere m.v.	Warrants to employees etc.

3.1

Selskabet har frem til 30. juni 2014 udstedt warrants til selskabets medarbejdere og konsulenter og medarbejdere og konsulenter i dets datterselskab, Forward Pharma GmbH, i et sådant omfang og på sådanne vilkår, som fremgår af bilag 1, der udgør en integreret del af disse vedtægter.

The company has up until 30 June 2014 issued warrants to the company’s employees and consultants and employees and consultants of its subsidiary, Forward Pharma GmbH, to the extent and on such terms and conditions as set forth in appendix 1 which forms an integral part of these articles of association.

3.2

Bestyrelsen er i perioden indtil 1. juni 2019 bemyndiget til, ad én eller flere gange, uden fortegningsret for selskabets eksisterende aktionærer, at udstede op til 2.140.000 warrants, der hver giver ret til at tegne en aktie a nominelt DKK 0.10, til dets medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter og/eller medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter i dets datterselskaber, idet bestyrelsen samtidig bemyndiges til at foretage de dertilhørende kapitalforhøjelser med op til nominelt DKK 214.000 aktier. De nye aktier, som kan tegnes ved udnyttelse af warrants, udstedes til en tegningskurs, der fastsættes af bestyrelsen og som kan være lavere end markedskursen på tidspunktet for udstedelsen af de pågældende warrants. Øvrige vilkår for warrants fastsættes af bestyrelsen i forbindelse med bestyrelsens udnyttelse af bemyndigelsen.

“In the period until 1 June 2019, the board of directors is authorized, in one or more rounds, without pre-emption rights for the company’s existing shareholders, to issue up to 2,140,000 warrants, which each entitled the holder to subscribe for one share of nominally DKK 0.10, to the company’s employees, members of the management, members of the board of directors, and consultants and/or employees, members of the management, members of the board of directors and consultants of its subsidiaries. The board of directors is further authorized to implement the capital increases required for this purpose by up to nominally DKK 214,000 shares. The subscription rate for the new shares that may be subscribed for by exercise of the warrants in question shall be fixed by the board of directors and may be lower than the market price at the time of issue of warrants. Other terms and conditions for the warrants, which can be issued by the board of directors according to the authorization, shall be fixed by the board of directors.

3.3

For aktier udstedt på baggrund af bemyndigelsen i punkt 3.2 skal i øvrigt gælde:

at             der ikke kan ske delvis indbetaling,

at             tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,

at             aktierne skal tegnes ved kontant indbetaling,

For shares issued pursuant to the authorization in article 3.2 the following shall apply:

that            no partial payment may take place;

that            the subscription shall be effected without pre-emption rights of the existing shareholders;

that            the shares shall be subscribed for against payment of cash;

at             aktierne skal være ikke-omsætningspapirer,

at             aktierne skal lyde på navn og noteres i selskabets ejerbog, og

at             aktierne i øvrigt i enhver henseende har samme rettigheder som de eksisterende aktier.

Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.

that            the shares shall be non-negotiable instruments

that            the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders; and

that            the shares in every respect shall carry the same rights as the existing shares.

The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

	Aktier til medarbejdere m.v.	Shares to employees etc.

3.4

Bestyrelsen er i perioden indtil 1. juni 2019 bemyndiget til uden fortegningsret for selskabets eksisterende aktionærer at forhøje Selskabets aktiekapital, ad en eller flere omgange, med op til nominelt DKK 214.000 aktier ved udstedelse af aktier til dets medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter og/eller medarbejdere, direktionsmedlemmer, bestyrelsesmedlemmer og konsulenter i dets datterselskaber. De nye aktier udstedes til en kurs, der fastsættes af bestyrelsen og som kan være lavere end markedskursen. Øvrige vilkår for en sådan udstedelse af aktier fastsættes af bestyrelsen i forbindelse med bestyrelsens udnyttelse af bemyndigelsen.

In the period until 1 June 2019, the board of directors is authorized to increase the share capital of the Company, in one or more rounds and without pre-emptive subscription rights for the existing shareholders, by up to nominally DKK 214,000 shares by issuance of shares to the company’s employees, members of the management, members of the board of directors, and consultants and/or employees, members of the management, members of the board of directors and consultants of its subsidiaries. The new shares are issued at a price determined by the board of directors, which may be lower than the market price. Other terms and conditions for such issue of shares, which can be issued by the board of directors according to the authorization, shall be fixed by the board of directors.

3.5

For aktier udstedt på baggrund af bemyndigelsen i punkt 3.4 skal i øvrigt gælde:

at             der ikke kan ske delvis indbetaling,

at             tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,

at             aktierne skal tegnes ved kontant indbetaling,

at             aktierne skal være ikke-omsætningspapirer,

at             aktierne skal lyde på navn og noteres i selskabets ejerbog, og

at             aktierne i øvrigt i enhver henseende har samme rettigheder som de eksisterende aktier.

Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.

For shares issued pursuant to the authorization in article 3.4 the following shall apply:

that            no partial payment may take place;

that            the subscription shall be effected without pre-emption rights of the existing shareholders;

that            the shares shall be subscribed for against payment of cash;

that            the shares shall be non-negotiable instruments;

that            the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders; and

that            the shares in every respect shall carry the same rights as the existing shares.

The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

	Øvrige kapitalforhøjelser	Other capital increases

3.6

Bestyrelsen er indtil 1. oktober 2019 bemyndiget til at beslutte at forhøje Selskabets aktiekapital, ad én eller flere gange, med et nominelt beløb på i alt op til DKK 3.500.000 ved udstedelse af aktier til en kurs fastsat af bestyrelsen, der kan være lavere end markedskursen.

The board of directors is authorised in the period until 1 october 2019 to resolve to increase the Company’s share capital in one or more issues by up to a total nominal amount of DKK 3,500,000 at a price determined by the board of directors, which may be lower than the market price.

3.7

For aktier udstedt på baggrund af bemyndigelsen i punkt 3.6 skal i øvrigt gælde:

at             der ikke kan ske delvis indbetaling,

at             tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,

at             aktierne skal tegnes ved kontant indbetaling, indbetaling i andre værdier end kontanter eller gældskonvertering,

at             aktierne skal være ikke-omsætningspapirer, og

at             aktierne skal lyde på navn og noteres i selskabets ejerbog.

Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen.

For shares issued pursuant to the authorization in article 3.6 the following shall apply:

that            no partial payment may take place;

that            the subscription shall be effected without pre-emption rights of the existing shareholders;

that            the shares shall be subscribed for against payment of cash, contribution in kind or conversion of debt;

that            the shares shall be non-negotiable instruments; and

that            the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders.

The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase.

	IPO aktier	IPO shares

3.8	[Slettet]	[Deleted]

3.9	[Slettet]	[Deleted]

	Overallokeringsaktier	Over-Allotment Shares

3.10

Bestyrelsen er indtil 31. december 2014 bemyndiget til at beslutte at forhøje selskabets aktiekapital, ad én eller flere gange, med et nominelt beløb på i alt op til DKK 225.000 ved udstedelse af aktier til en kurs fastsat af bestyrelsen, der kan være lavere end markedskursen, ved kontant indbetaling.

The board of directors is authorised in the period until 31 December 2014 to resolve to increase the company’s share capital in one or more issues by up to a total nominal amount of DKK 225,000 at a price determined by the board of directors, which may be lower than the market price, against payment of cash.

3.11

For aktier udstedt på baggrund af bemyndigelsen i punkt 3.10 skal i øvrigt gælde:

at             der ikke kan ske delvis indbetaling,

at             tegningen af aktier foretages uden fortegningsret for de eksisterende aktionærer,

at             aktierne skal tegnes ved kontant indbetaling,

at             aktierne skal være ikke-omsætningspapirer,

For shares issued pursuant to the authorization in article 3.10 the following shall apply:

that            no partial payment may take place;

that            the subscription shall be effected without pre-emption rights of the existing shareholders;

that            the shares shall be subscribed for against payment of cash;

that            the shares shall be non-negotiable instruments;

at             aktierne skal lyde på navn og noteres i selskabets ejerbog, og

at             aktierne i øvrigt i enhver henseende har samme rettigheder som de eksisterende aktier.

Bestyrelsen kan foretage de ændringer i selskabets vedtægter, der måtte være en følge af kapitalforhøjelsen. Derudover er bestyrelsen bemyndiget til at foranledige sådanne aktiers deponering hos en depotbank og samtidig udstedelse af American Depository Shares.

that            the shares shall be made out in the name of the holder and registered in the name of the holder in the company’s register of shareholders; and

that            the shares in every respect shall carry the same rights as the existing shares.

The board of directors is entitled to make such changes amendments to the articles of association as may be required as a result of the capital increase. Further, the board of directors is authorized to cause such shares to be deposited with a depository bank and simultaneous issuance of American Depository Shares.

4	BEMYNDIGELSE TIL AT UDLODDE EKSTRAORDINÆRT UDBYTTE OG KØBE EGNE AKTIER	AUTHORIZATION TO DISTRIBUTE EXTRAORDINARY DIVIDENDS AND ACQUIRE OWN SHARES

4.1	Bestyrelsen er af generalforsamlingen bemyndiget til at træffe beslutning om uddeling af ekstraordinært udbytte, såfremt Selskabets økonomiske situation giver grundlag for dette.	The board of directors is authorized to resolve to distribute extraordinary dividends if the company’s financial situation warrants such distribution.

4.2

Bestyrelsen er i perioden indtil 1. oktober 2019 bemyndiget til at lade Selskabet erhverve egne aktier i et omfang således, at den pålydende værdi af Selskabets samlede beholdning af egne aktier ikke på

In the period until 1 October 2019, the board of directors is authorized to have the company acquire own shares to such extent that the nominal value of the company’s aggregate holding of own shares at no time may exceed 10 noget tidspunkt overstiger 10 procent af aktiekapitalen. Vederlaget for de pågældende aktier må ikke afvige mere end 20 procent fra følgende kurs: Den ved erhvervelsen noterede kurs for de på NASDAQ Global Select Market, New York, under fondskode US34986J1051 handlede American Depositary Shares relateret til selskabets aktier divideret med 1 (svarende til antallet af underlæggende aktier i selskabet per American Depositary Share). Autorisationen kan benyttes til at (i) erhverve egne aktier direkte, og/eller (ii) erhverve American Depositary Shares som derefter kan overleveres til depotbanken mod levering af de underliggende aktier repræsenteret af American Depositary Shares.

percent of the share capital. The price payable for the shares in question may not deviate by more than 20 percent from the following price: The prevailing quoted price at the time of the acquisition applicable to the American Depositary Shares related to the company’s shares traded under ISIN code US34986J1051 at NASDAQ Global Select Market, New York, divided by 1 (equaling the number of underlying shares in the company per American Depositary Share). The authorization can be utilized to (i) acquire own shares directly, and/or (ii) acquire American Depositary Shares which can then be surrendered to the depository bank enabling the company to take delivery of the underlying shares represented by such American Depository Shares.

5	GENERALFORSAMLINGEN, AFHOLDELSESSTED OG INDKALDELSE	GENERAL MEETING, VENUE AND NOTICE

5.1	Generalforsamlingen er inden for de ved lovgivningen og vedtægterne fastsatte grænser den højeste myndighed i selskabet.	The general meeting has the supreme authority in all matters relating to the company subject to law and these articles of association.

5.2	Selskabets generalforsamlinger afholdes i Region Hovedstaden, Danmark.	The general meetings of the company shall be held in the Capital Region of Denmark.

5.3	Selskabets ordinære generalforsamling afholdes i så god tid, at den reviderede og godkendte	The annual general meeting of the company shall be held well in advance in order for the revised and adopted

	årsrapport kan indsendes til Erhvervsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter udløbet af hvert regnskabsår.	annual report to be sent to and received by the Danish Business Authority within 5 months after the expiry of each financial year.

4.4

Ekstraordinær generalforsamling afholdes, når bestyrelsen eller revisor forlanger det. Ekstraordinær generalforsamling skal endvidere afholdes, når det forlanges af aktionærer, der tilsammen ejer mindst fem procent af aktiekapitalen. Sådan begæring skal ske skriftligt til bestyrelsen og være ledsaget af et bestemt angivet forslag til dagsordenspunkt. Bestyrelsen indkalder til en ekstraordinær generalforsamling senest to uger efter, at det er forlangt.

Extraordinary general meetings shall be held when determined by the board of directors or requested by the company’s auditor. Furthermore, an extraordinary general meeting shall be held when requested by shareholders possessing no less than five per cent of the share capital. Such request shall be submitted in writing to the board of directors and be accompanied by a specific proposal for the business to be transacted. The board of directors convenes an extraordinary general meeting no later than two weeks after such request has been made.

5.5

Generalforsamlinger indkaldes af bestyrelsen med mindst to ugers og højst fire ugers varsel. Indkaldelsen offentliggøres på selskabets hjemmeside og i øvrigt på den måde og i den form, som de børser, på hvilke selskabets aktier er noteret, til enhver tid måtte forlange. Indkaldelse sendes endvidere til alle i ejerbogen noterede aktionærer, som har fremsat begæring herom.

General meetings shall be convened by the board of directors with at least two weeks’ and not more than four weeks’ notice. The notice shall be published on the company’s website and moreover in such way and in such form as required from time to time by the stock exchanges on which the company’s shares are listed. Furthermore, a notice of the general meeting shall be sent to all shareholders recorded in the company’s register of shareholders who have so requested.

5.6	I indkaldelsen skal angives tid og sted for generalforsamlingen samt dagsorden, hvoraf det fremgår, hvilke	The notice shall specify the time and place of the general meeting and the agenda containing the business to be anliggender der skal behandles på generalforsamlingen. Såfremt forslag til vedtægtsændringer skal behandles på generalforsamlingen, skal forslagets væsentligste indhold angives i indkaldelsen. Indkaldelse til generalforsamlingen, hvor der skal træffes beslutning efter selskabslovens § 77, stk. 2, § 92, stk. 1 eller 5, eller § 107, stk. 1 eller 2, skal indeholde den fulde ordlyd af forslaget.

transacted at the general meeting. If a proposal to amend the articles of association is to be considered at the general meeting, the main contents of the proposal must be specified in the notice. Notices convening general meetings at which a resolution shall be passed pursuant to Section 77(2), Section 92(1) or (5), or Section 107(1) or (2) of the Danish Companies Act must set out the full wording of the proposals.

5.7

I en periode på to uger før en generalforsamling, inklusive datoen for generalforsamlingens afholdelse, gøres følgende oplysninger tilgængelige på selskabets hjemmeside:

(a)         Indkaldelsen

(b)         Det samlede antal aktier og stemmerettigheder på datoen for indkaldelsen

(c)          De dokumenter, der skal fremlægges på generalforsamlingen

(d)         Dagsordenen og de fuldstændige forslag samt for den ordinære generalforsamlings vedkommende tillige revideret årsrapport

(e)          De formularer, der skal anvendes ved stemmeafgivelse pr. fuldmagt eller skriftligt ved brevstemme.

For a period of two weeks prior to the general meeting, including the date of the general meeting, the following information shall be available on the company’s website:

(a)         The notice convening the general meeting;

(b)         The total number of shares and voting rights on the date of the notice;

(c)          The documents to be presented at the general meeting;

(d)         The agenda and the complete proposals as well as, for annual general meetings, the audited annual report;

(e)          The forms to be used for voting by proxy or voting by correspondence.

6	DAGSORDEN FOR DEN ORDINÆRE GENERALFORSAMLING, DIRIGENT og PROTOKOL	AGENDA FOR THE ANNUAL GENERAL MEETING, CHAIRMAN AND PROTOCOL

6.1

Enhver aktionær har ret til at få et bestemt emne behandlet på den ordinære generalforsamling. Begæring herom skal fremsættes skriftligt over for bestyrelsen senest seks uger før generalforsamlingens afholdelse.

Every shareholder shall be entitled to have a specific subject considered at the annual general meeting. Such proposals must be submitted in writing to the board of directors not later than six weeks prior to the general meeting.

6.2

Dagsordenen for den ordinære generalforsamling skal omfatte følgende:

(a)         Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår

(b)         Fremlæggelse og godkendelse af revideret årsrapport

(c)          Anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport

(d)         Meddelelse af decharge til bestyrelsen og direktionen

(e)          Valg af medlemmer til bestyrelsen

(f)           Valg af revisor

(g)          Eventuelle forslag fra bestyrelse og aktionærer

(h)         Eventuelt

The agenda for the annual general meeting shall include the following:

(a)         The board of directors’ report on the company’s activities in the past financial year;

(b)         Presentation and adoption of the audited annual report;

(c)          Distribution of profit or covering of loss according to the adopted annual report;

(d)         Discharge of the board of directors and the management board;

(e)          Election of members to the board of directors;

(f)           Appointment of auditor;

(g)          Any proposals from the board of directors or shareholders;

(h)         Any other business.

6.3	Generalforsamlingen ledes af en af bestyrelsen valgt dirigent, der afgør alle spørgsmål vedrørende behandling af dagsordenspunkterne, stemmeafgivning og resultaterne heraf.

The general meeting shall be presided over by a chairman elected by the board of directors. The chairman shall decide all questions regarding the business transacted, the casting of votes and the results of voting.

6.4	Der føres en protokol over generalforsamlingen, der underskrives af dirigenten.	Minutes of the proceedings of the general meeting shall be entered into a minute book to be signed by the chairman.

7	AKTIONÆRERNES MØDE- OG STEMMERET PÅ GENERALFORSAMLINGEN	SHAREHOLDERS’ ATTENDANCE AND VOTING RIGHTS AT THE GENERAL MEETING

7.1

En aktionærs ret til at deltage i en generalforsamling og til at afgive stemme fastsættes i forhold til de aktier, aktionæren besidder på registreringsdatoen. Registreringsdatoen ligger en uge før generalforsamlingen. De aktier, den enkelte aktionær besidder, opgøres på registreringsdatoen på baggrund af notering af aktionærens ejerforhold i ejerbogen samt eventuelle meddelelser om ejerforhold, som selskabet har modtaget med henblik på indførsel i ejerbogen, men som endnu ikke er indført i ejerbogen.

The right of a shareholder to attend and vote at a general meeting is determined by the shares held by the shareholder at the record date. The record date is one week prior to the general meeting. The shares held by each shareholder at the record date is calculated based on the registration of the number of shares held by that shareholder in the company’s register of shareholders as well as on any notification of ownership received by the company for the purpose of registration in the Company’s register of shareholders, but which have not yet been registered.

7.2

En aktionær, der er berettiget til at deltage i generalforsamlingen i henhold til punkt 6.1, og som ønsker at deltage i generalforsamlingen, skal senest tre dage før dens afholdelse anmode om adgangskort.

A shareholder who is entitled to attend the general meeting pursuant to article 6.1 and who wants to attend the general meeting shall request to receive an admission card no later than three days prior to the date of the general meeting.

7.3	En aktionær kan møde personligt eller ved fuldmægtig, og både aktionæren og fuldmægtigen kan møde med en rådgiver.	A shareholder may attend in person or by proxy, and the shareholder or the proxy may attend together with an adviser.

7.4	Stemmeret kan udøves i henhold til skriftlig og dateret fuldmagt i overensstemmelse med den til enhver tid gældende lovgivning herom.	The right to vote may be exercised by a written and dated proxy in accordance with applicable laws.

7.5

En aktionær, der er berettiget til at deltage i en generalforsamling i henhold til punkt 6.1, kan endvidere stemme skriftligt ved brevstemme i overensstemmelse med selskabslovens regler herom. Brevstemmer skal være selskabet i hænde senest dagen før generalforsamlingen. Brevstemmer kan ikke tilbagekaldes.

A shareholder who is entitled to participate in the general meeting pursuant to article 6.1 may vote by correspondence in accordance with the provisions of the Danish Companies Act. Such votes by correspondence shall be received by the Company not later than the day before the general meeting. Votes by correspondence cannot be withdrawn.

7.6	Hvert aktiebeløb på nominelt kr. 0,10 giver én stemme.	Each share of the nominal value of DKK 0.10 shall carry one vote.

7.7

Enhver aktionær er berettiget til at afgive forskellige stemmer på sine aktier. Kravet i selskabslovens § 104, stk. 1, hvorefter en kapitalejer skal stemme samlet på sine kapitalandele, er således fraveget ved denne bestemmelse.

Any shareholder is entitled to cast different votes on his shares. Accordingly, the requirement set out in Section 104 (1) of the Danish Companies Act according to which a shareholder must vote on his shares in aggregate, is deviated from by virtue of this provision.

8	BESLUTNINGER PÅ GENERALFORSAMLINGEN	RESOLUTIONS AT GENERAL MEETINGS

8.1	De på generalforsamlingen behandlede anliggender afgøres ved simpelt stemmeflertal blandt afgivne stemmer, medmindre andet følger af lovgivningen eller disse vedtægter.	Resolutions by the general meeting shall be passed by a simple majority of votes cast unless otherwise prescribed by law or by these articles of association.

8.2

Til vedtagelse af beslutning om vedtægtsændringer, selskabets opløsning, fusion eller spaltning kræves, at beslutningen vedtages med mindst 2/3 af såvel de afgivne stemmer som af den på generalforsamlingen repræsenterede aktiekapital, medmindre der i medfør af lovgivningen stilles strengere eller lempeligere vedtagelseskrav eller tillægges bestyrelsen eller andre organer selvstændig kompetence.

Adoption of changes to these articles of association, dissolution of the company, merger or demerger requires that the decision is adopted with at least 2/3 of the votes cast as well as the share capital represented at the general meeting, unless applicable laws prescribe stricter or less strict adoption requirements or applicable laws confer independent competence to the board of directors or other bodies.

9	ELEKTRONISK KOMMUNIKATION	ELECTRONIC COMMUNICATION

9.1

Al kommunikation fra selskabet til de enkelte aktionærer, herunder indkaldelse til generalforsamlinger, kan ske elektronisk via offentliggørelse på selskabets hjemmeside eller ved udsendelse via e-mail. Generelle meddelelser gøres tilgængelige på selskabets hjemmeside og på sådan anden måde, som måtte være foreskrevet i henhold til lov. Selskabet kan til enhver tid vælge i stedet at fremsende meddelelser mv. med almindelig post.

All communication from the company to the individual shareholders, including notices convening general meetings, may take place electronically by posting on the company’s website or by email. General notices shall be published on the company’s website and in such other manner as may be prescribed by applicable laws. The company may at all times choose to send notices, etc., by ordinary post instead.

9.2	Kommunikation fra aktionærer til selskabet kan ske ved e-mail eller med almindelig post.	Communication from a shareholder to the company may take place by email or by ordinary post.

9.3	Selskabet anmoder de navnenoterede aktionærer om en e-mail adresse,	The company shall request all shareholders registered by name to submit hvortil meddelelser mv. kan sendes. Det er den enkelte aktionærs ansvar at sikre, at selskabet til stadighed er i besiddelse af korrekte oplysninger om e-mail adresse. Selskabet har ingen pligt til at søge oplysningerne berigtiget eller til at fremsende meddelelser på anden måde.

an email address to which notices, etc., may be sent. Each shareholder is responsible for ensuring that the company has the correct email address at all times. The company is not obliged to verify such contact information or to send notices in any other way.

9.4	Oplysninger om kravene til anvendte systemer samt om fremgangsmåden ved elektronisk kommunikation findes på selskabets hjemmeside, www.forward-pharma.com.	The company’s website, www.forward-pharma.com, contains information about system requirements and electronic communication procedures.

10	BESTYRELSEN	BOARD OF DIRECTORS

10.1	Bestyrelsen varetager den overordnede ledelse af selskabet.	The board of directors shall be in charge of the overall management of the company.

10.2	Bestyrelsen består af mindst tre og højst seks medlemmer, der vælges af generalforsamlingen.	The board of directors consists of not less than three and not more than six members elected by the general meeting.

10.3	Bestyrelsen vælger en formand blandt sine medlemmer.	The board of directors elects a chairman among its members.

10.4

De af generalforsamlingen valgte bestyrelsesmedlemmer vælges for en periode på ét år. Genvalg af bestyrelsesmedlemmer kan finde sted. Til selskabets bestyrelse kan kun vælges personer, som er yngre end 70 år på valgtidspunktet.

The members of the board of directors elected by the general meeting are elected for a term of one year. Re-election of board members may take place. Only persons who are younger than 70 years at the time of election may be elected to the board of directors.

10.5	Bestyrelsen er beslutningsdygtig, når over halvdelen af bestyrelsesmedlemmerne, herunder formanden, er repræsenteret.	The board of directors forms a quorum when more than half of its members are represented, including the chairman.

10.6	De i bestyrelsen behandlede anliggender afgøres ved simpelt stemmeflertal. I tilfælde af stemmelighed er formandens stemme udslagsgivende.	Resolutions of the board of directors are passed by simple majority. In the event of equal votes, the chairman shall have a casting vote.

10.7	Bestyrelsen skal ved sin forretningsorden træffe nærmere bestemmelse om udførelsen af sit hverv.	The board of directors shall adopt rules of procedure containing detailed provisions for the performance of its duties.

10.8	Over det på bestyrelsesmøderne passerede føres en protokol, der underskrives af samtlige bestyrelsesmedlemmer.	Minutes of the proceedings of the board meetings shall be recorded in a minute book to be signed by all members of the board of directors.

11	DIREKTIONEN	EXECUTIVE MANAGEMENT

11.1	Bestyrelsen ansætter en direktion bestående af ét til tre medlemmer til at varetage den daglige ledelse af selskabet.	The board of directors appoints a management board consisting of one to three members to be in charge of the day-to-day management of the company.

12	TEGNINGSREGEL	RULES OF SIGNATURE

12.1	Selskabet tegnes (i) af bestyrelsens formand i forening med et bestyrelsesmedlem, (ii) af bestyrelsens formand i forening med et medlem af direktionen eller (iii) af den samlede bestyrelse.

The company shall be bound (i) by the joint signatures of the chairman and a member of the board of directors, (ii) by the joint signatures of the chairman and a member of the management board, or (iii) by the joint signatures of all members of the board of directors.

13	REVISION	AUDIT

13.1	Selskabets årsrapport revideres af en statsautoriseret revisor, der vælges af generalforsamlingen for ét år ad gangen. Genvalg kan finde sted.	The company’s annual report shall be audited by a state-authorized public accountant elected by the general meeting for a one-year term. Re-election may take place.

14	REGNSKABSÅR	FINANCIAL YEAR

14.1	Selskabets regnskab er kalenderåret.	The company’s financial year follows the calendar year.

15	BILAG	APPENDICES

15.1	Bilag 1: Warrants udstedt senest 30. juni 2014 samt vilkårene for disse.	Appendix 1: Warrants issued on or prior to 30 June 2014 the rules applicable to these.

	Således vedtaget på bestyrelsesmøde den 14. oktober 2014.	As adopted at board meeting on 14 October 2014.